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DRAFT

                                                                    EXHIBIT 99.2

                    [BRANTLEY CAPITAL CORPORATION LETTERHEAD]



                                           April 1, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sir or Madam:

     Brantley Capital Corporation (the "Company") has received a representation letter from Arthur Andersen LLP ("Andersen") in connection with the issuance of Andersen's audit report included in this Form 10-K. Andersen has represented to us, by a letter dated April 1, 2002, that its audit of our financial statements of the Company as of December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and appropriate availability of national office consultation. The availability of personnel at foreign affiliates of Andersen was not relevant to our audit, and, thus we received no assurance from Andersen regarding such availability.

                                           Sincerely,

                                           /s/ Robert P. Pinkas
                                           Robert P. Pinkas
                                           Chairman, Chief Executive Officer and
                                           Treasurer